                          PURCHASE AND SALE AGREEMENT

     AGREEMENT, made as of the 16th day of November 1998, by and among Thompson Medical Company, Inc. (hereinafter referred to as "Thompson"), a corporation organized and existing under the laws of the State of New York, having an office at 777 South Flagler Drive, West Tower, Suite 1500, West Palm Beach, Florida 33401, Chattem, Inc. (hereinafter referred to as "Chattem"), a corporation organized and existing under the laws of the State of Tennessee, having an office at 1715 West 38th Street, Chattanooga, Tennessee 37409, and Signal Investment & Management Co. (hereinafter referred to as "Signal"), a corporation organized and existing under the laws of the State of Delaware, having an office at 1105 North Market Street, Suite 1300, Wilmington, Delaware 19890 (Chattem and Signal are referred to hereinafter together as the "Purchasers" or singly as the "Purchaser").

                        W  I  T  N  E  S  S  E  T  H  :
                        ----------------------------

     WHEREAS, Thompson is engaged, among other things, in the business of developing, manufacturing (exclusively through third party manufacturers), selling, promoting and marketing certain over-the-counter pharmaceutical products under the trademarks listed on Schedule I hereto (such products, which
                                        ----------
also are listed on Schedule I hereto, hereinafter are referred to as the "Products") (the "Business"); and

     WHEREAS, Thompson wishes to sell to Purchasers and Purchasers wish to purchase from Thompson the trademarks and formula specifications (subject to the exceptions herein set forth) used in connection with the Products and certain other specified assets, on the terms and subject to the conditions set forth herein, including the assumption of certain specified liabilities;

     NOW, THEREFORE, in consideration of the mutual promises and covenants provided herein, the parties hereto hereby agree as follows:

I.   SALE AND PURCHASE OF ASSETS
     ---------------------------

     A.  Sale and Transfer of Assets.  Upon the terms and subject to the
         ---------------------------
conditions set forth in this Agreement, at the closing provided for in Article V hereof (the "Closing"), Thompson shall sell, assign, transfer, convey and deliver to Purchasers, and Purchasers shall purchase, acquire and accept from Thompson all of Thompson's right, title and interest in and to the following assets (hereinafter collectively referred to as the "Assets"):

          (1)  All of the trademarks, trade names and service marks, including registrations and applications, listed on Schedule I attached hereto
                                                    ----------
and made a part hereof (hereinafter collectively referred to as the "Trademarks"), together with the goodwill associated therewith;

          (2) All formulae, manufacturing instructions, batch formulations, technologies, analytical methods, trade secrets, know-how, active raw material specifications for Thompson sourced ingredients, and product specifications pertaining to the Products (hereinafter collectively referred to as the "Technical Information") and all notebooks, records, reports, databases (regarding stability results, release results and assay results) and other written documentation which contain or embody the Technical Information;

          (3) The manufacturing equipment and packaging assets owned by Thompson that are used in the manufacture of the Products and set forth on
Schedule II (collectively, the "Equipment"), located at the contract
-----------
manufacturing facilities identified on such Schedule, and any associated warranty rights applicable to such manufacturing equipment, to the extent that Thompson is permitted to transfer such rights;

          (4) All items of inventory as of the Closing relating to the Business or the Products, including work in progress, finished product or raw materials, and packaging supplies, promotional display racks and other sales aids, wherever located (the "Inventory"), and all of Thompson's artwork, advertising copy and promotional materials used in the Business or the sale of the Products;

          (5) All customer and vendor lists relating to the Business or the Products;

          (6) All of Thompson's files, documents, books, records and other data (including, without limitation, marketing information and market research studies) relating to the Business or the Products and any extensions thereof or to any discontinued versions of the Products;

          (7) All rights of Thompson under or pursuant to all warranties, representations and guarantees or otherwise from or against manufacturers to the extent relating to the Business or the Products or affecting the Assets; and

          (8)  The agreements and purchase orders listed on Schedule III
                                                            ------------
hereto and all additional purchase orders from Thompson to third-party manufacturers relating to the Products entered into in the ordinary course of business after the date hereof and prior to the Closing (collectively, the "Contracts").

          Notwithstanding the foregoing, the Assets referred to in clauses (2),
(4) and (6) above shall not include any Technical Information, artwork or other information or documentation relating exclusively to bar or other food products.

     B.  Instruments of Conveyance.  In order to effectuate the sale,
         -------------------------
assignment, transfer, conveyance and delivery of the Assets contemplated by this
Article I, Thompson shall execute and deliver at the Closing, dated the date of the Closing (the "Closing Date"), a bill of sale and other documents or instruments of assignment, transfer and conveyance necessary or appropriate to vest in or confirm to Purchasers all of Thompson's right, title and interest in and to the Assets, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature, except Permitted Liens (as defined in Section IV.A.2 hereof), as follows:

          (1) The Trademarks and the Technical Information, by Assignments in form and substance reasonably satisfactory to Purchasers;

          (2) The Equipment and Inventory, by a Bill of Sale in form and substance reasonably satisfactory to Purchasers; and

          (3) The Contracts, by an Assignment in form and substance reasonably satisfactory to Purchasers.

     C.     Assignments of Trademarks.  Thompson shall be responsible for the
            -------------------------
delivery of all documents of transfer or assignment with respect to the Trademarks, which documents or assignments shall be in recordable form. Purchasers shall be responsible, if required, for the recording of such documents and assignments with appropriate national authorities and the payment of all recording fees, transfer taxes and other expenses, if any, associated therewith. The respective responsibilities of Thompson and Purchasers in this regard shall continue after the Closing Date to the extent necessary to fully effect the transfer of ownership of the Trademarks as contemplated herein.

II.  PURCHASE PRICE, PAYMENT AND INVENTORY ADJUSTMENT;  REGISTRATION OF
     ------------------------------------------------------------------
CHATTEM STOCK
-------------

     A.     Purchase Price.  The aggregate purchase price to be paid by
            --------------
Purchasers for the Assets shall be Ninety-Five Million Dollars (U.S. $95,000,000) (the "Closing Payment"), subject to adjustment as provided in paragraph C below (as adjusted, the "Purchase Price"). The Closing Payment shall be subject to partial payment in shares of voting common stock, no par value, of Chattem ("Chattem Stock"), as provided in Section II.B. below.

     B.     Method of Payment.  The Closing Payment shall be paid by Purchasers
            -----------------
to Thompson at the Closing in United States dollars by wire transfer of immediately available funds to an account designated by Thompson. At the election of the Purchasers exercised by giving written notice to Thompson at least ten (10) trading days prior to the Closing Date, Purchasers may pay $5,000,000 of the Closing Payment in the form of Chattem Stock. If Purchasers exercise such election, the number of shares of Chattem Stock to be issued to Thompson at the Closing shall be determined by dividing $5,263,157.90 by the average of the closing prices of the Chattem Stock as reported in The Wall
                                                                  --------
Street Journal for the twenty (20) trading days immediately preceding the
--------------
Closing Date (the "Closing Date Average Price"). The number of shares of Chattem Stock to be issued to Thompson shall be subject to adjustment as provided in paragraph E below.

     C.     Inventory Adjustment.  On or prior to the Closing Date, Thompson and
            --------------------
the Purchasers shall jointly conduct a physical count of the Inventory as of the Closing Date and the Purchasers shall make or cause to be made a calculation of the Inventory value as of the Closing Date in accordance with Thompson's actual cost paid to third party vendors, including all component parts as specified in Thompson's bill of materials for each item determined on a FIFO basis (the "Calculation"). For purposes of the Calculation, inventory acquired by Thompson from

Stella Pharmaceutical Canada (1994) Inc. pursuant to Section VI.E. shall be included in the Calculation on the basis of Thompson's cost thereof. Any Inventory that is obsolete (including discontinued) or that is not of a good and merchantable quality shall not be included in the Calculation. For purposes of the Calculation, (I) all "twin-pack" or similarly packaged items shall be treated as separate stock items and (II) all finished goods Inventory which has a shelf-life expiration date of less than twelve months from the Closing Date, exceeds a 12-month supply, other than in the case of Dexatrim Gelcaps (as measured on the basis of sales for the 12-month period preceding the Closing
Date) or otherwise fails to satisfy the representations and warranties with respect to Inventory in Section IV.A.10 shall, to the extent of such excess or failure, be excluded from the Calculation. The Purchasers shall also provide Thompson with copies of the Calculation and all work papers associated therewith within 15 days after the Closing Date. The Purchasers may not assert a claim for indemnification with respect to any Inventory that is not included in the Calculation.

     Thompson shall have a period of 20 days in which to review the Calculation and the work papers associated therewith provided by the Purchasers. If Thompson disagrees with all or any part of the Calculation, Thompson shall have the right to notify the Purchasers in writing of such disagreement and its reasons for so disagreeing, in which case Thompson and the Purchasers shall attempt to resolve the disagreement. If within 15 days after delivery of such notice by Thompson, Thompson and the Purchasers are unable to resolve the differences, if any, arising as a result of the Calculation, they or either of them shall submit a statement of all unresolved differences together with copies of the Calculation to Arthur Andersen LLP or such other independent accounting firm as shall be mutually agreed (the "Accountants") for a binding and nonappealable determination to be rendered within 30 days after such submission. All fees and expenses of the Accountants incurred in this capacity shall be billed to and shared by Thompson and the Purchasers equally.

     If the Calculation reflects an Inventory value that is either less than or greater than $3,875,000, the Purchase Price will be reduced or increased dollar-for-dollar, as the case may be, by the amount of such difference, and the Purchasers will pay the amount of any such increase to Thompson or Thompson will pay the amount of any such decrease to the Purchasers, in immediately available funds, within five business days after the final determination of the Inventory value.

     D.     Allocation of Purchase Price.  The Purchase Price shall be allocated
            ----------------------------
as set forth in Schedule IV hereto.  Thompson and Purchasers agree not to take a
                -----------
position on any income tax return, before any governmental agency or in any judicial proceeding that is inconsistent with such allocation.

     E.     Registration of Chattem Stock.  Chattem, at its sole cost and
            -----------------------------
expense, shall register the Chattem Stock for sale on behalf of Thompson by preparing and filing a registration statement on Form S-3 with the Securities and Exchange Commission ("SEC") not later than ten business days following the Closing Date. Chattem shall use commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable and in any event within 45 days following the Closing Date (or 75 days in the event the SEC issues comments on the registration statement); provided that such periods shall be extended by the amount of any delays caused by Thompson's failure to furnish required information to Chattem. Not later than three (3) days prior to the filing of the registration statement, Purchasers shall furnish to Thompson copies of the registration statement which Chattem proposes to file with the SEC and Thompson shall furnish the Purchasers with all information required to be included in the registration statement with respect to Thompson. Chattem shall also furnish Thompson with copies of all filings with the SEC relating to such registration statement.

     If, for any reason, the registration statement is not declared effective by the SEC within 45 days after the Closing Date (or 75 days in the event the SEC issues comments on the registration statement), the Purchasers shall pay to Thompson within three (3) business days after demand from Thompson, an amount equal to the product of (I) the number of shares of Chattem Stock issued to Thompson on the Closing Date, multiplied by (II)(A)the Closing Date Average Price minus (B) the average of the closing prices of the Chattem Stock as reported in The Wall Street Journal for the five (5) trading days immediately
            -----------------------
preceding the effective date of the registration statement. At the election of the Purchasers, Purchasers may pay such amount in additional shares of Chattem Stock valued on the basis of clause (II)(B) above, provided that such shares are included in the registration statement. If, for any reason, the registration statement is not declared effective by the SEC within 120 days after the Closing Date or if the registration statement ceases to be effective for a period in excess of thirty (30) days within any six-month period during the period that the registration statement is required to remain effective, Thompson shall have the option to put any shares of Chattem Stock covered by the registration statement to Purchasers at a price per share equal to the higher of the Closing Date Average Price and the average of the closing prices of the Chattem Stock as reported in The Wall Street Journal for the five (5) trading days immediately
            -----------------------
preceding the date Thompson exercises such put right. Purchasers shall be obligated to make payment for any such shares so put within three (3) business days following written notice of the exercise of Thompson's put in immediately available funds to an account designated by Thompson.

     Chattem further covenants to keep the registration statement continuously effective under the Securities Act of 1933, as amended (the "Securities Act") until the date that is two years after the date that such registration statement is declared effective by the SEC or such earlier date as the Chattem Stock covered by the registration statement has been sold. Chattem shall indemnify and hold harmless Thompson, its officers, directors, affiliates, agents, brokers and employees of each of the foregoing and each person or entity who controls Thompson (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and the officers, directors, employees and agents of each such controlling person or entity, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, costs of preparation and attorneys' fees) and expenses, as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in the registration statement, any prospectus included therein or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding Thompson furnished in writing to Chattem by or on behalf of Thompson expressly for use therein, which information was reasonably relied on by Chattem for use therein. The parties acknowledge and agree that the only information to be provided by Thompson shall be included in the selling security holder and plan of distribution sections of the registration statement.

     Thompson shall indemnify and hold harmless Chattem, its officers, directors, affiliates, agents, brokers and employees of each of the foregoing and each person or entity who controls Chattem (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, employees and agents of each such controlling person or entity, to the same extent and on the same basis as Chattem is required to indemnify Thompson and such persons as provided above but only with respect to the information regarding Thompson furnished in writing to Chattem by or on behalf of Thompson expressly for use in the registration statement.

III. LIABILITIES; RETURNS
     --------------------

     A.     Liabilities Not Assumed.  Thompson acknowledges and agrees that the
            -----------------------
Purchasers are assuming no liabilities or obligations of Thompson whatsoever associated with its ownership of the Assets, manufacture and sale of the Products or conduct of the Business, except as expressly provided in this
Article III and Section VI.E. Except as expressly provided in this Article III and Section VI.E., Thompson shall be solely and exclusively liable with respect to all liabilities and obligations arising as a result of Thompson's ownership, use or operation of the Assets or the Business or the sale, promotion or marketing of the Products prior to the Closing Date. Without limiting the foregoing, except as expressly provided in this Article III and Section VI.E., in no event shall the Purchasers assume or incur any liability or obligation in respect of any of the following:

          (1) payables and liabilities for materials and services owed by Thompson, with respect to the manufacture of Products prior to the Closing;

          (2) any federal, state or local income or other tax payable with respect to any business, assets, properties or operation of Thompson or any member of any affiliated group of which Thompson is a member for any period prior to the Closing;

          (3) any liability or obligation with respect to periods prior to the Closing under any law, ordinance or governmental or regulatory rule or regulation, whether federal, state or local, to which Thompson's business operations, assets or properties is subject, including without limitation any environmental laws or regulations; or

          (4) any liability or obligation with respect to periods prior to, or as a result of, the Closing to any employees, agents or independent contractors of Thompson, whether or not employed by the Purchasers after the Closing, or under any benefit arrangement of Thompson with respect thereto.

     B.     Assumed Contracts; Assumed Liabilities.
            --------------------------------------

          (1) At the Closing, on the terms and subject to the conditions set forth in this Agreement, Thompson shall assign to the Purchasers all of its rights and obligations under the Contracts and the Purchasers shall jointly and severally assume all of Thompson's rights and obligations thereunder (except that the Purchasers shall have no obligation in respect of goods supplied or services rendered prior to the Closing Date except as otherwise provided in this Agreement and Purchasers do not assume or agree to pay, discharge or perform any liabilities or obligations arising out of any breach or failure to perform by Thompson of any provision of the Contracts); provided, however, that Thompson shall assign such rights and obligations only to the extent that such rights and obligations are assignable under the Contracts and applicable law, and no action hereunder shall constitute an assignment thereof except to such extent and provided, further, that to the extent consent of a third party to the assignment of any Contract by Thompson to the Purchasers is required pursuant to the terms of such Contract or applicable law, no assignment or attempted assignment will be deemed to have been effected by the provisions of this Agreement without such consent. Thompson shall use all reasonable efforts to obtain the consent of such third party to the assignment or transfer thereof to Purchasers in all cases in which such consent is required for assignment or transfer. If such consent cannot be obtained, Thompson and the Purchasers will use their reasonable efforts to enter into arrangements sufficient to provide equivalent benefits and burdens to the Purchasers. At the Closing, Purchasers shall reimburse Thompson dollar for dollar with respect to those items set forth on Schedule V hereto to the extent such items relate to goods or services to be
   ----------
furnished on or after Closing upon presentation of appropriate evidence of prior payment by Thompson. The Purchasers further agree to pay directly to any broker identified on Schedule III-2 all brokers' commissions due with respect to Products sold after the Closing, in accordance with the terms of the applicable broker agreement and Thompson's commission processing procedures in respect of the 30-day period following Closing. Promptly following the Closing, Thompson will notify the brokers identified on Schedule III-2 that on and after the thirtieth day following the Closing, they will no longer be entitled to sell any of the Products pursuant to their broker agreements. The Purchasers shall not be responsible for any special incentive or other payments to any broker outside of the brokers' normal commissions.

          (2) At the Closing, on the terms and subject to the conditions set forth in this Agreement, the Purchasers shall jointly and severally assume all advertising and promotional liabilities existing as of the Closing Date, including without limitation, coupon redemptions, consumer money-back guarantees, trade promotions, co-op advertising, and promotional allowances, incurred or committed by Thompson with respect to the Products as set forth on Schedule VI hereto with only such additions as may
                         -----------
occur in the ordinary course of business after the date hereof and on or prior to the Closing Date (collectively, the "Promotional Liabilities"). Notwithstanding the foregoing, all Promotional Liabilities that are attributable to items that run or are performed prior to the Closing Date shall be the sole and exclusive responsibility of Thompson; provided that in the event the Closing Date is later than December 21, 1998 as a result of Purchasers' failure to satisfy the conditions to Closing set forth in Section V.D., Purchasers shall be solely and exclusively responsible for all Promotional Liabilities that are attributable to items that run or are performed during the period from the seventh day prior to the Closing Date and through the Closing Date (and in the event that Thompson is required to make any payments in respect of such items prior to Closing, the Purchasers shall reimburse Thompson for any such payments at Closing upon presentation of appropriate evidence thereof); provided further that Purchasers in all cases shall be responsible for the following items: (i) consumer money-back guarantees, (ii) in-pack coupons, (iii) military coupons, and (iv) consumer coupons; provided further, that Thompson shall reimburse Purchasers if the aggregate expenditures arising out of (i) through (iv) during the three-month period following the Closing Date exceed $20,000 to the extent of such excess. If, following the Closing, Thompson receives any of such items, Thompson shall promptly forward such items to Purchasers for processing. With respect to talent commitments identified on Schedule VI-1, at the time of Closing Purchasers shall reimburse Thompson for payments made by Thompson prior to Closing to the extent that such payments are allocable to advertisements to be aired on or after Closing.

          (3) The Purchasers hereby agree to reimburse Thompson, dollar for dollar, in the event that any of Thompson's customers or other third parties offset the cost of Product returns or Promotional Liabilities attributable to such customer or third party against accounts payable by such customer or third party to Thompson to the extent that such Product return or Promotional Liability would otherwise be the responsibility of the Purchasers. Thompson shall provide written notice to the Purchasers of any such offset for which Thompson is entitled to reimbursement pursuant hereto. The Purchasers shall pay Thompson promptly following receipt of notice of any such offset (together with supporting documentation). Thompson hereby agrees to reimburse Purchasers, dollar for dollar, in the event that any of Purchasers' customers or other third parties offset the cost of Product returns or Promotional Liabilities attributable to such customer or third party against accounts payable by such customer or third party to Purchasers to the extent that such Product return to Promotional Liability would otherwise be the responsibility of Thompson. Purchasers shall provide written notice to Thompson of any such offset for which Purchasers are entitled to reimbursement pursuant hereto. Thompson shall pay Purchasers promptly following receipt of notice of any such offset (together with supporting documentation). Thompson and the Purchasers shall cooperate to ensure that the customer or third party does not offset such Product return or Promotional Liability against both Thompson and the Purchasers.

     C.     Product Liabilities.  The Purchasers shall be jointly and severally
            -------------------
responsible for, perform and discharge all liabilities and obligations arising in any manner whatsoever from any claims, lawsuits or proceedings made or brought after the Closing Date that relate to or arise from personal injury or property damage caused by or allegedly caused by Products sold by or on behalf of the Purchasers on or after the Closing Date. Thompson shall be responsible for, perform and discharge all liabilities and obligations arising in any manner whatsoever from any claims, lawsuits or proceedings made or brought after the Closing Date that relate to or arise from personal injury or property damage caused by or allegedly caused by Products sold by or on behalf of Thompson prior to the Closing Date.

     D.     Returns.  The Purchasers shall be responsible for all product
            -------
returns made during the first three months after the Closing Date relating to sales of Products prior to the Closing up to $750,000, inclusive of the costs of returns (the "Returns Limit") and all product returns made following the three month anniversary of the Closing Date relating to the Products. With respect to returns of Products of merchantable quality (which satisfy the representation in Section IV.A.10. hereof) during the first three months after the Closing Date relating to sales made prior to the Closing Date in excess of the Returns Limit (the "Excess Returns"), Thompson shall be responsible for and shall indemnify and hold harmless Purchasers from and against (on a dollar for dollar basis) the Margin and costs of returns associated with such Excess Returns. For purposes hereof, "Margin" shall mean the excess of the sales revenue received with respect to such Excess Returns over Thompson's cost of goods sold of such Excess Returns. From time to time during the three month period following the Closing Date, and in any event at the end of the first and second month following the Closing Date, the Purchasers shall advise Thompson as to the amount of product returns for Products sold prior to the Closing Date received or claimed since the Closing Date. Any product returns of Products manufactured prior to the Closing Date caused by the failure to manufacture such Products in compliance with applicable good manufacturing practices under the FDA Act shall be the responsibility of Thompson. Thompson and Purchasers covenant not to take any action which would encourage product returns relating to sales of

Products prior to the Closing. Payments under this Section III.D. shall be made promptly following notice and provision of supporting documentation.

     E.     Liabilities and Obligations of the Purchasers Following the Closing.
            -------------------------------------------------------------------
Following the Closing, except as otherwise specifically provided herein, the Purchasers shall be solely and exclusively liable with respect to all liabilities and obligations arising as a result of the Purchasers' ownership, use or operation of the Assets or the Business or the sale, promotion or marketing of the Products. The Purchasers also shall be solely and exclusively liable for all ongoing obligations required by good manufacturing practices and the Food and Drug Administration for Products manufactured and/or distributed by Thompson in connection with the Business prior to the Closing.

     F.     Purchaser Assumed Liabilities and Retained Liabilities.  The
            ------------------------------------------------------
obligations and liabilities referred to in this Article III for which Purchasers have responsibility hereinafter are referred to as the "Purchaser Assumed Liabilities" and for which Thompson has responsibility hereinafter are referred to as the "Retained Liabilities."

IV.  REPRESENTATIONS AND WARRANTIES
     ------------------------------

     A.     Representations and Warranties by Thompson.  In this Agreement, any
            ------------------------------------------
reference to Thompson's knowledge shall mean the actual knowledge of Thompson's executive officers, including its Vice President of Sales, after reasonable inquiry and diligence (but without inquiry of customers, brokers or other third parties). Thompson represents and warrants to Purchasers that:

          (1) Thompson is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with full right, power and authority to enter into and perform this Agreement and to grant all of the rights, powers and authorities herein granted.

          (2) Thompson is and shall be at the Closing the sole and exclusive owner of the Assets with good and valid title thereto, all of which are and shall be at the Closing unencumbered by any liens, security interests, encumbrances, pledges, charges, claims, restrictions, defects of title of any nature or other rights or claims of any third party, other than Permitted Liens and except that (i) with respect to the Technical Information relating to the Products, Thompson does not make any representation that its rights therein are exclusive of rights of its third party manufacturers (but Thompson does represent that its third party manufacturers do not have any exclusive rights in the Technical Information or any rights which would restrict or interfere with Purchasers' right to use the Technical Information other than that relating to such manufacturers' manufacturing expertise); (ii) with respect to the Technical Information, Thompson's rights are subject to the exceptions set forth on
Schedule VII; and (iii) Thompson's rights in the Trademarks are subject to
------------
Section IV.A.3. Upon consummation of the transactions contemplated hereby, Purchasers will have acquired good and valid title in and to the Assets, free and clear of all liens, security interests, encumbrances, charges, claims, restrictions, defects of title of any nature or other rights or claims by any third party, except as set forth herein. For purposes of this Agreement, Permitted Liens shall mean, collectively, (a) liens for taxes or assessments which are not delinquent; (b) mechanics', warehousemen's, materialmen's, contractors', workmen's, repairmen's and carriers' liens, and other similar liens arising in the ordinary course for obligations which are not delinquent;

(c) the rights, if any, of third-party suppliers or other vendors having possession of manufacturing equipment; and (d) liens which do not impair the current or intended use or value of the assets subject to such liens.

          (3) Schedule I lists all of the trademark registrations and trademark applications by Thompson that are used in connection with the Business or the sale of the Products. Thompson is the owner of the trademark registrations and trademark applications set forth on Schedule I together with the goodwill of the business symbolized thereby. The trademark registrations and applications therefor set forth on such Schedule I are valid and in good standing. To Thompson's knowledge, no other firm, corporation, association, or person has a right to use any of the trademarks reflected on Schedule I, other than pursuant to (i) the License Agreement between Thompson and Stella Pharmaceutical Canada (1994) Inc., which shall be amended to terminate the license with respect to the Products pursuant to Section VI.E. herein, (ii) the Distribution Agreement between Thompson and Roche Pharma (Schweiz) A.G. (the "Roche Distribution Agreement") and (iii) the License Agreement between Thompson and Laboratoires Sauter S.A., which shall be terminated prior to Closing. No notice has been received by Thompson claiming that any trademark identified on
Schedule I is invalid or infringes upon the rights of any other persons and Thompson has no knowledge of any basis for any such claim. Except as set forth above, none of the Trademarks set forth on Schedule I are currently licensed to or by Thompson.

          (4) The execution, delivery and performance of this Agreement do not and will not conflict with, violate or breach any agreement, instrument, document or understanding to which Thompson is a party or by which the Assets may be bound or affected, Thompson's articles of incorporation or by-laws, or any order or law, rule or regulation binding on Thompson.

          (5) The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Thompson. This Agreement and the other agreements, documents and instruments required to be delivered by Thompson have been or will have been on the Closing Date duly executed and delivered by Thompson and (assuming the due authorization, execution and delivery hereof by the Purchasers), will constitute legal, valid and binding obligations of Thompson, enforceable against it in accordance with their terms.

          (6) Other than (i) filings with the U.S. Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and (ii) those consents which have been obtained and which are in full force and effect, the execution, delivery and performance of this Agreement by Thompson and the consummation of the transactions contemplated by this Agreement do not require the consent, waiver, approval, license or authorization of or any filing with any person or any governmental authority.

          (7) Thompson has delivered to the Purchasers (a) the audited consolidated financial statements of Thompson as of and for the fiscal years ended November 30, 1997 and 1996 (the "Audited Statements") and (ii) the unaudited pro forma combined statement of operations for the Products for the 10 months ended September 30, 1998 (the "Pro Forma Statement" and together with the Audited Statements, the "Financial Statements"). The Audited Statements have been prepared in accordance with Thompson's accounting policies applied on a consistent basis, which are in accordance with U.S. generally accepted accounting principles and fairly present, in all material respects, as of the dates thereof and for the periods then ended, the financial results included therein. The Pro Forma Statement has been prepared in accordance with Thompson's accounting policies applied on a consistent basis and fairly presents, in all material respects, the financial results included therein.

          (8) The Business and the manufacture and sale of the Products as carried out by Thompson is conducted in compliance with all permits, orders, injunctions and decrees and applicable laws, including the Food, Drug and Cosmetics Act of 1938, as amended (the "FDA Act"), and the rules and regulations of any governmental entity having jurisdiction over the manufacture and sale of the Products. Thompson owns, holds, possesses and lawfully uses in the operation of the Business all necessary franchises, licenses, permits, rights, applications, filings, registrations and other authorizations. No proceeding is pending or, to the knowledge of Thompson, threatened to revoke or limit any such authorization to conduct the Business.

          (9)     Except as set forth on Schedule VIII, there are no complaints
                                         -------------
(other than routine customer complaints), investigations, lawsuits or proceedings pending or, to the knowledge of Thompson, threatened against Thompson, involving any Product, the Business or the transactions contemplated by this Agreement.

          (10) The finished goods Inventory held for sale in the United States or Canada has been manufactured in accordance with applicable good manufacturing practices, as defined by the FDA Act or under the corresponding laws of Canada. None of the Inventory is adulterated or misbranded within the meaning of the FDA Act or under the corresponding laws of Canada, or the rules and regulations promulgated thereunder. The Inventory consists of items which are of a quality and quantity usable or salable in the ordinary course of the business. The Inventory (including, without limitation, all documentation furnished in connection therewith) is free from any defects in workmanship and materials, and conforms in all material respects with all regulatory, customary and reasonable standards for products of such type. Neither the United States Food and Drug Administration nor any other governmental authority regulating the marketing, sale, testing or advertising of any of the products currently manufactured, sold, distributed or used in connection with the Business has requested that any such product be removed from the market, that substantial new product testing be undertaken as a condition to the continued manufacturing, selling, distribution or use of any such product, or that such product be modified in any way.

          (11) Each Contract is in full force and effect (except that no product is currently being distributed under the Roche Distribution Agreement and, subject to necessary regulatory approvals, the Company and Roche are seeking a replacement supplier of the Dexatrim capsule product covered by the Roche Distribution Agreement) and there exists no event of default thereunder on the part of Thompson and, to Thompson's knowledge, the other party or parties to any Contract. Thompson has not violated any of the terms and conditions of any Contract and, to the knowledge of Thompson, all of the covenants to be performed by the other party thereto have been fully performed.

          (12) Except as otherwise contemplated by this Agreement, since September 30, 1998, the Business has been operated in the ordinary course and consistent with past practices and there have not been:

          (a) any material adverse changes in the results of operations, financial condition, assets, liabilities, business or prospects of the Business;

          (b) any damage, destruction or loss (whether or not covered by insurance) affecting any tangible asset or property used or useful in the Business (normal wear and tear excepted);

          (c) any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due) created or incurred or entered into, or any transactions, contracts or commitments entered into, by Thompson relating exclusively to the

Business, other than such items created or incurred in the ordinary course of the Business and consistent with past practices, except for this Agreement or as contemplated by this Agreement;

          (d) any material change in the manner in which Thompson extends discounts or credits to customers or otherwise deals with customers of the Business;

          (e) any forward purchase commitments of the Business in excess of normal operating inventories or at prices higher than current market prices;

          (f) any forward sales commitments of the Business other than in the ordinary course of business;

          (g) any other material transactions relating to the Business other than in the ordinary course of the Business and consistent with past practice; or

          (h) any agreements or understandings, whether in writing or otherwise, for Thompson to take any of the actions specified in items (a) through (g) above.

          (13) Thompson has furnished the Purchasers with information concerning the customers of the Business by gross sales for each such customer for the fiscal years ended November 30, 1996 and 1997 and for the eleven months ended October 31, 1998. To the knowledge of Thompson, except as otherwise described on Schedule IX hereto, no current customer of the Business that was among its largest 25 customers as measured by sales during the eleven months ended October 31, 1998 intends to purchase products of the Business in amounts or on terms materially less favorable than those currently in effect.

          (14) Thompson has made available to Purchasers pricing information, including product, customer and quantity for the Products included in the Business for the period from January 1, 1998 through September 30, 1998. Other than as included in such information,

Thompson has not offered or sold any such Products at prices different than the prices included in such information.

          (15) Except for the representations and warranties contained in this Article IV, neither Thompson nor any other person makes any other express or implied representation or warranty. Without limiting the generality of the foregoing, Thompson makes no representation or warranty with respect to data compatibility in computer systems that are year 2000 compliant.

     B.     Representations and Warranties by Purchasers.  Purchasers jointly
            --------------------------------------------
and severally represent and warrant to Thompson that:

          (1) Each of the Purchasers is a corporation duly organized, validly existing and in good standing under the laws of the State of its jurisdiction of incorporation, with full right, power and authority to enter into and perform this Agreement.

          (2) The execution, delivery and performance of this Agreement do not and will not conflict with, violate or breach any agreement, instrument, document or understanding to which either of the Purchasers is a party, either Purchaser's certificate of incorporation or bylaws, or any order or law, rule or regulation binding on either Purchaser.

          (3) The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of each of the Purchasers. This Agreement and the other agreements, documents and instruments required to be delivered by Purchasers have been or will have been on the Closing Date duly executed and delivered by each of the Purchasers and (assuming the due authorization, execution and delivery hereof by Thompson), will constitute legal, valid and binding obligations of each of the Purchasers, enforceable against each of the Purchasers in accordance with their terms.

          (4) Other than (i) filings with the U.S. Department of Justice and Federal Trade Commission under the HSR Act and (ii) those consents which have been obtained and which are in full force and effect, the execution, delivery and performance of this Agreement by each of the Purchasers and the consummation of the transactions contemplated by this Agreement do not require the consent, waiver, approval, license or authorization of or any filing with any person or any governmental authority.

          (5) Purchasers have conducted their own independent review and analysis of the Assets, the Business, the Products and the Purchaser Assumed Liabilities and acknowledge that they have been provided access to the personnel, properties, premises and records of Thompson relating to the Assets, the Business, the Products and the Purchaser Assumed Liabilities for such purpose. In entering into this Agreement, the Purchasers have relied solely upon the representations, warranties and covenants of Thompson set forth in this Agreement and their own investigation and analysis, and the Purchasers acknowledge that none of Thompson or any of its affiliates or any of their respective directors, officers, employees, shareholders, affiliates, agents, advisors or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Purchasers or their agents or representatives, except that the foregoing limitations shall not apply with respect to the specific representations and warranties set forth in Article IV of this Agreement, but always subject to the limitations and restrictions contained herein.

          (6) There are no Proceedings, pending or, to the knowledge of the Purchasers, threatened against or related to either of the Purchasers which could affect the Purchasers' ability to consummate the transactions contemplated by this Agreement.

          (7) The Purchasers have (through commitments for credit arrangements or otherwise) as of the date hereof, and will have at the Closing, sufficient funds to pay the Purchase Price and all other amounts payable by the Purchasers at the Closing and to perform their obligations hereunder following the Closing.

V.   CLOSING AND CONDITIONS TO CLOSING
     ---------------------------------

     A.     Closing.  The Closing of the purchase and sale of the Assets shall
            -------
be held at the offices of Curtis, Mallet-Prevost, Colt & Mosle, 101 Park Avenue, Suite 3500, New York, NY 10178, at 10:00 A.M., local time, on December 21, 1998 (or, if later, the second business day following the satisfaction of the conditions precedent set forth in Section V.B.1.), or at such other place or such other time and date as may be agreed upon by the parties.

     B.     Conditions to the Obligations of Purchasers and Thompson.  The
            --------------------------------------------------------
obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver where permissible) prior to the Closing of the following conditions:

          (1)     HSR Act.  Any waiting periods under the HSR Act shall have
                  -------
expired or shall have been earlier terminated and no investigation by a governmental authority relating to the transactions contemplated hereby shall be pending which, in the written opinion of counsel to the Purchasers or Thompson, as the case may be, would be reasonably likely to result in an action seeking to enjoin the transactions contemplated hereby.

          (2)     No Injunctions;  Actions.  There shall not (i) be in effect
                  ------------------------
any statute, regulation, order, decree or judgment which makes illegal or enjoins or prevents in any respect the consummation of the transactions contemplated by this Agreement, (ii) have been commenced, and shall be continuing, or threatened any action or proceeding by any governmental authority which seeks to prevent or enjoin in any respect the transactions contemplated by this Agreement which the Purchasers or Thompson, as the case may be, in good faith believes to be material, or (iii) have been commenced, and shall be continuing, an action or proceeding by any other person which seeks to prevent or enjoin in any material respect the transactions contemplated by this Agreement and which in the written opinion of counsel to the Purchasers or Thompson, as the case may be, is reasonably likely to result in the issuance of such an injunction.

     C.     Purchasers' Conditions to Closing.  Purchasers' obligation to effect
            ---------------------------------
the Closing is subject to the following additional conditions precedent, any or all of which may be waived in writing by the Purchasers at their sole discretion, and which Thompson hereby agrees to use its best efforts to satisfy at or prior to Closing:

          (1) Thompson's representations and warranties contained in Article IV above shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date and Thompson shall have complied in all material respects with its obligations hereunder to be performed prior to Closing;

          (2) Purchasers shall have received from Thompson a certificate, dated the Closing Date, duly executed by an officer of Thompson reasonably satisfactory in form to Purchasers, to the effect of (1) above;

          (3) Purchasers shall have received copies of the resolutions adopted by the Board of Directors of Thompson, certified by the Secretary or an Assistant Secretary of Thompson, with respect to the authorization of the execution and delivery of this Agreement by Thompson, the performance by Thompson of its covenants and agreements hereunder and the consummation of the transactions contemplated hereby, which resolutions shall not have been amended or modified, shall be in full force and effect and shall be in form and substance reasonably satisfactory to the Purchasers and their counsel;

          (4) Purchasers shall have received a written opinion from Thompson's counsel as to the matters set forth in paragraphs A.(1), A.(4), A.(5) and A.(6) of Article IV hereof; and

          (5) Purchasers shall have received such other certificates, instruments and other documents, in form and substance reasonably satisfactory to Purchasers and their counsel, as Purchasers shall have reasonably requested in connection with the consummation of the transactions contemplated hereby.

     D.     Thompson's Conditions to Closing.  Thompson's obligation to effect
            --------------------------------
the Closing is subject to the following additional conditions precedent, any or all of which may be waived in writing by Thompson at its sole discretion, and each of which the Purchasers hereby agree to use their best efforts to satisfy at or prior to Closing:

          (1) The representations and warranties of each of the Purchasers contained in Article IV shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date and each of the Purchasers shall have complied in all material respects with its obligations hereunder to be performed prior to Closing;

          (2) Thompson shall have received from each of the Purchasers a certificate, dated the Closing Date, duly executed by an officer of each Purchaser reasonably satisfactory in form to Thompson, to the effect of (1) above;

          (3) Thompson shall have received copies of the resolutions adopted by the Board of Directors of each of the Purchasers, certified by the Secretary or Assistant Secretary of each Purchaser, with respect to the authorization of the execution and delivery of this Agreement by each Purchaser, the performance by each Purchaser of its covenants and agreements hereunder and the consummation of the transactions contemplated hereby, which resolutions shall not have been amended or modified, shall be in full force and effect and shall be in form and substance reasonably satisfactory to Thompson and its counsel;

          (4) Thompson shall have received a written opinion from Purchasers' counsel as to the matters set forth in paragraphs B.(1)-(4) of
Article IV hereof.


VI.  COVENANTS
     ---------

     A.     Conduct of Business.  Thompson agrees that during the period from
            -------------------
the date hereof to the Closing, it will conduct the Business in the ordinary and usual course consistent with past practice, including, without limitation, with respect to advertising and promotional matters and shall use its reasonable best efforts to preserve intact the Assets and the Business. In furtherance of the foregoing, Thompson agrees that, except as otherwise contemplated by this Agreement, it will (i) not make any sales of the Products with any allowance greater than allowances ordinarily given in the ordinary course of business consistent with past practice and will otherwise transact business with respect to the Products with the trade in accordance with past practice and will not institute any new methods of purchase, sale or operation nor institute any changes in the product pricing or in promotional allowances or accept orders for Products other than on a basis consistent with past practice, (ii) take all reasonable actions necessary to ensure that the Inventory to be transferred to Purchasers hereunder shall be in amounts sufficient for Purchasers to conduct business following the Closing in an orderly manner consistent with Thompson's past practice (except with respect to Capzasin-P and Capzasin-HP lotions and the parties agree that Thompson may liquidate short-dated Inventory of such Products through close-out sales), (iii) not transfer any assets that would at the Closing be included in the Assets except Inventory in the ordinary course of business (subject to the foregoing provision with respect to Capzasin-P and Capzasin-HP lotions), (iv) not enter into any agreement as it relates to the Products or the Business outside of the ordinary course of business, including, without limitation, any transfer to any third party of any material rights under any licenses, sublicenses or other agreements with respect to any Trademarks or other intellectual property, (v) use its best efforts to maintain its business relations with its suppliers, business customers and others with whom it has business relations relating to the Products or the Business, (vi) refrain from all attempts to encourage returns of the Products following the date hereof and
(vii) not ship Dexatrim Gelcaps prior to January 1, 1999.

     B.     Access.   Prior to the Closing, Thompson shall permit the Purchasers
            ------
and their representatives to have reasonable access, during regular business hours and upon reasonable advance notice, to the books and records and personnel of Thompson relating to the Assets, the Products and the Business, and Thompson shall furnish promptly to the Purchasers all such information concerning the Assets, the Products and the Business as the Purchasers may reasonably request. Thompson shall use its best efforts to provide access to the books, records and appropriate personnel at its contract manufacturers and also use its best efforts to make available to the Purchasers all such information related thereto as Purchasers may reasonably request. The information disclosed pursuant to this paragraph shall be subject to the confidentiality agreement between Thompson and Chattem, dated as of June 12, 1998 (the "Confidentiality Agreement"), which shall continue in effect. Notwithstanding the foregoing, Thompson need not disclose to the Purchasers any information which would violate applicable law or regulation, provided that Thompson identifies in writing the reason for such non-disclosure.

          From and following the Closing, Thompson and its affiliates shall treat and hold, and cause their counsel, accountants and advisers to treat and hold, as such all Confidential Information (as defined below), and refrain from using any of the Confidential Information except in connection with this Agreement (including claims thereunder or the enforcement thereof) or except for internal purposes or as may be necessary or appropriate for the completion of income tax returns or in compliance with other applicable laws, regulations, and orders of courts or regulatory authorities in connection with any litigation, investigation or proceeding or in connection with defending any litigation, investigation or proceeding. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure. For purposes of the foregoing paragraph, "Confidential Information" means financial and business information relating exclusively to the Assets, the Products or the Business which is non-public and confidential or proprietary in nature.

          Following the Closing, for so long as such information is retained (which shall be a period of at least eight years), the Purchasers shall permit Thompson and its representatives and agents to have reasonable access during normal business hours to the books and records relating to the Products, the Assets and the Business to the extent that such access may be reasonably required (i) in connection with the preparation of Thompson's or its shareholders' accounting records, (ii) in connection with the preparation of any tax returns or with any tax audits, (iii) in connection with any litigation, investigation or proceeding relating to the Products, the Assets or the Business, or (iv) for any other proper business purpose of Thompson or its shareholders.

     C.     Best Efforts; Further Assurances.  Upon the terms and subject to the
            --------------------------------
conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable including, but not limited to: (i) the preparation and filing of all forms, registrations and notices required to be filed by such party in order to consummate the transactions contemplated by this Agreement and
(ii) the taking of such actions as are necessary to obtain any approvals, consents, orders, exemptions or waivers of governmental entities required to be obtained by such party in order to consummate the transactions contemplated by this Agreement.

     At any time and from time to time after the Closing Date and without any further consideration, the parties agree to cooperate with each other to prepare, execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may be reasonably required to carry out the transactions contemplated hereby.

     D.     Non-Competition.  For five years from and after the Closing Date,
            ---------------
neither Thompson nor any of its shareholders, subsidiaries or affiliates shall, directly or indirectly, own, manage, or operate, or join, control or participate in the ownership, management, operation or control of, any business whether in corporate, proprietorship or partnership form or otherwise, which engages in the development, manufacture, sale, promotion, or marketing of any products which are competitive with the Products of the Business; provided, however, nothing herein shall prevent Thompson or its shareholders, subsidiaries or affiliates from doing either of the following: (i) owning up to five percent (5%) of any class of securities of any entity whose securities are publicly traded on a national securities exchange or in the over-the-counter market; or
(ii) directly or indirectly, owning, managing, or operating, or joining, controlling or participating in the ownership, management, operation or control of, any business whether in corporate, proprietorship or partnership form or otherwise, which engages in the development, manufacture, sale, promotion, or marketing of (A) any nutritional meal replacement, nutritional supplement, snack or other food products, dietary supplements or vitamins that are not marketed as appetite suppressants or (B) any products (or line extensions of such products) marketed under any of the following brand names or derivations thereof: Fat Inhibitor Plan, Ultra Burn Plan, Bran-Slim and Slim-Mint; provided that Thompson may not increase its current levels of advertising and promotional support for Fat Inhibitor Plan and Ultra Burn Plan, and Thompson shall give Purchasers a right of first refusal prior to selling the Fat Inhibitor Plan and Ultra Burn Plan brands (pursuant to which Thompson may notify Purchasers of its intention to sell such brands at a certain price to a third party, following which Purchasers shall have the right to exercise the right of first refusal by entering into a binding agreement to purchase such brands on the offered terms within 10 days from the time of Thompson's notice to Purchasers, and if Purchasers do not exercise such right of first refusal within such time period, Thompson shall have the right to sell such brands to the third party on terms not materially more favorable to such third party for a period of three months).

     For five years from and after the Closing Date, neither of the Purchasers nor any of their subsidiaries or affiliates shall, directly or indirectly, own, manage, or operate, or join, control or participate in the ownership, management, operation or control of, any business whether in corporate, proprietorship or partnership form or otherwise, which engages in the development, manufacture, sale, promotion, or marketing of any nutritional meal replacement, nutritional supplement, snack or other food products under or in connection with (i) the name or mark "Dexatrim" or any variant thereof, or (ii) any name or mark which includes the word "Slim" therein; provided, however, nothing herein shall prevent Purchasers from doing the following: owning up to five percent (5%) of any class of securities of any entity whose securities are publicly traded on a national securities exchange or in the over-the-counter market.

     The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the Purchasers or Thompson (and Thompson's shareholders, subsidiaries and affiliates, who shall be third party beneficiaries of Purchasers' non-competition covenant), as the case may be, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provisions of this Section VI. D. should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted. If any of the provisions contained in this
Section VI. D. shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

     E.     Termination of License Agreement in Canada.  Effective upon the
            ------------------------------------------
Closing, Thompson shall cause the License Agreement between Thompson and Stella Pharmaceutical Canada (1994) Inc. ("Stella") to be amended to terminate the license with respect to the Products. In connection with the termination of such license, Thompson shall (i) pay to Stella the termination payment required pursuant to Section 10.5 of said License Agreement and (ii) purchase Stella's inventory of Products at Stella's net cost therefor, which Inventory shall then be included in the Inventory to be purchased by Purchasers from Thompson and shall be subject to Thompson's representations in Article IV. Effective upon the Closing, Purchasers shall assume from Stella advertising and promotional liabilities and purchase orders that are attributable to items that will run or be performed on or after the Closing; provided that such items are consistent with the past practice of Stella and are not materially different (on a proportionate basis) to Thompson's advertising and promotional liabilities and purchase orders. Thompson shall furnish details concerning Stella's advertising and promotional liabilities and purchase orders as soon as practicable following the date hereof.

     F.     HSR Act.  As soon as practicable following the execution and
            -------
delivery of this Agreement, the Purchasers, and Thompson shall file the required notification with the Federal Trade Commission (the "FTC") and the Antitrust Department of the Department of Justice (the "DOJ") pursuant to and in compliance with the HSR Act. The Purchasers and Thompson shall comply fully with all applicable notification, reporting and other requirements of the HSR Act, shall not intentionally or negligently delay submission of information requested by the FTC or by the DOJ thereunder, and shall use their best reasonable efforts to supply such information accurately and promptly.

     G.     Purchaser Use of the "Thompson" Name.  The Purchasers shall have the
            ------------------------------------
right to use and sell all of the Inventory and all packaging materials existing as of the Closing Date using Thompson's name or UPC codes until all such Inventory shall have been disposed of by the Purchasers. Notwithstanding the foregoing, Purchasers shall use their reasonable best efforts to cause all such Inventory and packaging materials to be disposed of within twelve (12) months following the Closing Date and in all cases within fifteen (15) months following the Closing Date. For a period of sixty (60) days following the Closing, Purchasers shall have the right to purchase additional packaging materials with the "Thompson" name and UPC codes solely to adjust for inventory imbalances as of the Closing, provided that Thompson shall be notified in writing in advance of any such purchases, and provided further that Purchasers shall use their reasonable best efforts to cause all such materials to be disposed of within twelve (12) months following the Closing Date and in all cases within fifteen
(15) months following the Closing Date.

     H.     Transfer Taxes.    The Purchasers shall be jointly and severally
            --------------
responsible for any transfer or similar taxes if any, arising from the sale of
the Assets hereunder.   Thompson shall cooperate with the Purchasers to the
extent necessary for the Purchasers to secure any exception from or reimbursement of any such tax.

     I.      Employees.    The Purchasers shall assume no liability for any
             ---------
agreements, arrangements, commitments, policies or understandings of any kind relating to employment, compensation or benefits for the present or former employees of Thompson for all employment prior to and through the Closing.

     J.     Accounts Receivable.  In the event that either party shall receive
            -------------------
any instrument or other payment in respect of any account receivable belonging to the other party, such party shall forthwith deliver the same to Thompson if the accounts receivable arose prior to the Closing Date, or to the Purchasers if it arose on or after the Closing Date, endorsed where necessary, without recourse, in favor of the other party. Each party agrees to exercise good faith and to cooperate in resolution and documentation of any such accounts receivable.

     K.     Exclusive Dealing.  From the date of this Agreement until the
            -----------------
Closing Date or the earlier termination hereof, Thompson shall not take any action to encourage, initiate or engage in discussions or negotiations with, or provide information to, anyone other than the Purchasers concerning any purchase of the Business or any sale of the Assets or similar transaction impacting the Products.

     L.     Discharge of Business Obligations.  From and after the Closing Date,
            ---------------------------------
Thompson shall pay and discharge, in accordance with their agreed-to terms, all obligations and liabilities incurred prior to the Closing Date in respect of the Assets, the Products or the Business (except for those expressly assumed by Purchasers hereunder), including without limitations any liabilities or obligations to employees, trade creditors and clients of the Business.

     M.     Financial Statements.  Thompson shall fully cooperate with
            ---------------------
Purchasers and use commercially reasonable efforts, at Purchasers' sole cost and expense, to enable Purchasers to prepare financial statements relating to the Business as may be required by Rule 3-05 of Regulation S-X promulgated under the Securities Act, including enabling Purchasers to obtain unqualified opinions thereon of independent public accountants and consents thereof as required by the Securities Act or the rules and regulations thereunder.

VII.      PUBLICITY
          ---------

          A.    Publicity. The parties agree to issue the press release attached
                ---------
hereto as Exhibit I on the date of this Agreement. The parties agree that no further publicity, release or announcement concerning any of the provisions of this Agreement or the transactions contemplated hereby shall be issued without the advance written approval of the form and content of same by both Thompson and the Purchasers, provided that if any party fails to approve the form and content of a release within three (3) days following submission to it, the other party may nevertheless issue the release if required to do so by law or applicable Nasdaq Stock Market requirements.

VIII.     BROKERAGE FEES; EXPENSES OF THE PARTIES
          ---------------------------------------

          A.    Brokers.  The parties acknowledge that Thompson has retained a
                -------
financial advisor in connection with the transactions contemplated by this
Agreement.   Each of the parties agrees to indemnify the other party, and to hold the other party harmless from any claim or demand for any commission, compensation or other payment by any broker, finder or similar agent or financial advisor claiming to have been or that was in fact employed by or on behalf of it.

          B.    Expenses.  Regardless of whether or not the transactions
                --------
contemplated hereby are consummated, each party shall pay its own respective expenses (including, without limitation, the fees, disbursements and expenses of its attorneys, accountants and financial advisors) in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, except as otherwise provided in this Agreement.

IX.      INDEMNIFICATION AND RELATED MATTERS
         -----------------------------------
         A.     Indemnification.
                ---------------

                (1) Thompson agrees to defend, indemnify and hold the Purchasers harmless from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses, including, without limitation, reasonable attorneys fees (collectively, "Losses"), arising out of, based upon, attributable to or resulting from:

                    (i) any misrepresentation or breach of warranty made by Thompson in this Agreement;

                    (ii) the failure of Thompson to comply with any of the covenants contained in this Agreement which are required to be performed by Thompson;

                    (iii)  any and all of the Retained Liabilities; and

                    (iv) all actions, suits, proceedings, demands, assessments, judgments, costs, penalties and expenses, including reasonable attorneys' fees, incident to the foregoing.

                (2) Notwithstanding the provisions of paragraph A(1) above, Thompson shall not be liable to the Purchasers for any Losses except to the extent that the aggregate Losses exceed $750,000 in which event Thompson shall be liable for any Losses in excess of such amount up to a maximum aggregate amount equal to $25,000,000 (except to the extent such Losses relate to a misrepresentation or breach of the representations and warranties of Thompson set forth in Section IV.A.(2) and (3), as to which there shall be no limitation and provided that Losses related to the Retained Liabilities shall not be subject to the limitations on liability in this paragraph (2). Without otherwise limiting Thompson's obligations hereunder, for a period of eighteen
(18)
months, Thompson agrees that it will not take any actions which would prevent it from discharging its indemnity obligations hereunder.

                (3) The Purchasers jointly and severally agree to defend, indemnify and hold Thompson harmless from and against any and all Losses arising out of, based upon, attributable to or resulting from:

                     (i) any misrepresentation or breach of warranty made by either of the Purchasers in this Agreement;

                     (ii) the failure by the Purchasers to comply with any of the covenants contained in this Agreement which are required to be performed by the Purchasers;

                     (iii) any and all of the Purchaser Assumed Liabilities; and

                     (iv) all actions, suits, proceedings, demands, assessments, judgments, costs, penalties and expenses, including reasonable attorneys' fees, incident to the foregoing.

                (4) Notwithstanding the provisions of paragraph A(3) above, Purchasers shall not be liable to Thompson for any Losses except to the extent that the aggregate Losses exceed $750,000 in which event Purchasers shall be liable for any Losses in excess of such amount up to a maximum of $25,000,000 (except to the extent such Losses relate to a misrepresentation or breach of the representations and warranties of Purchasers set forth in Section IV.B.(7), as to which there shall be no limitation and provided that Losses related to Purchaser Assumed Liabilities shall not be subject to the limitations on liability in this paragraph (4).

     B.     Survival of Representations and Warranties.  The parties hereto
            ------------------------------------------
agree that the representations and warranties made in Article IV of this Agreement ashall survive for a period of eighteen (18) months after the Closing Date. The parties agree that no claim or causes of action may be brought against any party based upon, directly or indirectly, any of the representations or warranties contained in this Agreement after such period provided that the representations and warranties of Thompson in Section IV.A.(1), (2) and (3) and of Purchasers in Section IV.B.(1) shall survive indefinitely.

     C.     Notice of Indemnification.  In the event any legal proceeding shall
            -------------------------
be threatened or instituted or any claim or demand shall be asserted by any person in respect of which payment may be sought by one party hereto from the other party under the provisions of this Article IX, the party seeking indemnification (the "Indemnitee") shall promptly cause written notice of the assertion of any such claim of which it has knowledge which is covered by this indemnity to be forwarded to the other party (the "Indemnitor"); provided,
                                                                 --------
however, that the failure to give such notice shall not affect the Indemnitee's
-------
rights hereunder except to the extent the Indemnitor is materially prejudiced by such failure. Notwithstanding the foregoing, no claim for indemnification hereunder pursuant to paragraphs A.(1)(i) or A.(3)(i) above may be made following the expiration of the period set forth in paragraph B above. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty or covenant with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of the liability asserted against the Indemnitor by reason of the claim.

     D.     Indemnification Procedure for Third-Party Claims; Direct Claims.
            ---------------------------------------------------------------
(i) Except as otherwise provided herein, in the event of the initiation of any legal proceeding against an Indemnitee by a third party, the Indemnitor shall have the absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice, and to defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnitee may participate in any such
           --------  -------
proceeding with counsel of its choice and at its expense and the Indemnitor shall not settle any such proceeding, claim or demand unless the Indemnitee is fully released without any admission of liability. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. If the Indemnitor does not, within 15 days after receipt of notice from the Indemnitee, give notice of its election to defend the claim and proceed diligently to defend the claim, then the Indemnitee shall have the right, but not the obligation, to undertake the defense of such claim for the account and at the risk of the Indemnitor and the Indemnitor shall be bound by any defense or settlement that the Indemnitee may make as to such claim, subject in all cases to the limitations on liability contained herein.

     (ii) Any claim for indemnification made directly by a party and which does not result from a third party claim or action, shall be asserted by written notice. The other party shall have a period of 30 days within which to respond thereto. If the other party does not respond within such 30-day period, such party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim.

     E.     Calculation of Losses.  In calculating amounts payable to an
            ---------------------
Indemnitee, the amount of the indemnified Losses shall not be duplicative of any other Loss for which an indemnification claim has been made and shall be computed net of (i) payments that the Indemnitee has received under any insurance policy with respect to such Losses, and (ii) any prior or subsequent recovery by the Indemnitee from any person with respect to such Losses.

     F.     Exclusive Remedy.  The indemnification provisions of this Article IX
            ----------------
shall be the sole and exclusive remedy of the parties for any breach of any covenants, representations or warranties made by the other party in this Agreement, and each party hereby waives all statutory, common law and other claims with respect thereto, other than claims for indemnification pursuant to this Article IX. Notwithstanding the immediately preceding sentence, nothing set forth in this Agreement shall be deemed to prohibit or limit any party's right at any time before, on or after the Closing Date, to seek injunctive or other equitable relief for the failure of the other party to perform any covenant or agreement contained herein.

     G.     Exclusion of Certain Damages.  Indemnification hereunder (subject to
            ----------------------------
the limitations herein) shall include liability for any special, incidental, punitive or consequential damages to the extent the Indemnitee is required to pay such amount to a third party.

     H.     Subrogation.  Upon making any payment to an Indemnitee for any
            -----------
indemnification claim pursuant to this Article IX, the Indemnitor shall be subrogated, to the extent of such payment, to any rights which the Indemnitee or its affiliates may have against any other person with respect to the subject matter underlying such claim for indemnification and the Indemnitee shall take such actions as the Indemnitor may reasonably require to perfect such subrogation or to pursue such rights such other persons as the Indemnitor or its affiliate may have.

X.   TERMINATION
     -----------
     A.  Termination.   This Agreement may be terminated:
         -----------
           (1)     by the written agreement of the Purchasers and Thompson;

           (2) by either the Purchasers or Thompson if there shall be in effect a non-appealable order of a court of competent jurisdiction permanently prohibiting the consummation of the transactions contemplated hereby; or

           (3) by either the Purchasers or Thompson in writing (provided that such terminating party is not otherwise in default or in breach of this Agreement) if the Closing shall not have occurred on or before April 15, 1999, provided that both parties shall take all reasonable actions as may be necessary to effect the Closing prior to such date.

     B.     Liabilities After Termination.  Upon any termination of this
            -----------------------------
Agreement pursuant to this Article X, no party hereto shall thereafter have any further liability or obligation hereunder other than as set forth in Articles VII and VIII, but no such termination shall relieve either party hereto of any liability to the other party hereto for any breach of this Agreement prior to the date of such termination.

XI.  MISCELLANEOUS
     -------------

     A.     Entire Agreement.   This Agreement, the exhibits and schedules
            ----------------
attached hereto, and the Confidentiality Agreement set forth the entire agreement and understanding between the parties and supersedes all previous agreements, promises, representations, understandings and negotiations, whether written or oral, between the parties with respect to the subject matter hereof; none of the terms of this Agreement shall be amended or modified except in writing signed by the parties hereto.

     B.     Assignment; Consent to Collateral Assignment.   Neither party may
            --------------------------------------------
assign any right or obligation hereunder without the written consent of the other party, except if such assignment arises under a transaction in which the assigning party is selling its entire business or a line of business to which this Agreement relates or that party is being acquired or merging with a third party. This Agreement shall be binding upon and inure to the benefit of the parties' respective successors and assigns. Any attempted assignment in violation of this provision shall be void and of no effect.

          Thompson hereby acknowledges that pursuant to the Security Agreement by and among Chattem, the domestic subsidiaries of Chattem and Bank of America, N.A., in its capacity as agent (together with its successors and assigns, the "Agent") (the "Security Agreement"), or any successor Security Agreement with the Purchasers' current or future lender(s), Chattem has assigned or may assign its right, title and interest under this Agreement as security for the financing provided to Chattem by the Agent and the Lenders (as hereinafter defined) pursuant to the terms of two separate Credit Agreements by and among Chattem, Chattem's domestic subsidiaries, as guarantors, the Agent and the other lenders referred to therein (the "Lenders") (the "Credit Agreements"). Notwithstanding any other provisions contained in this Agreement, Thompson consents to the collateral assignment of this Agreement to the Agent, for the benefit of the Lenders. Unless and until the Agent gives notice to the undersigned of the Agent's intention to succeed to the rights of Chattem under the Agreement, the Agent shall not be obligated to perform any of the obligations of Chattem under the Agreement.

     C.     Severability.  If and solely to the extent that any provision of
            ------------
this Agreement shall be invalid or unenforceable, or shall render this entire Agreement to be unenforceable or invalid, such offending provision shall be of no effect and shall not affect the validity of the remainder of this Agreement or any of its provisions; provided, however, the parties shall use their respective reasonable efforts to renegotiate the offending provisions to best accomplish the original intentions of the parties.

     D.     Waivers.  A waiver by either party of any term or condition of this
            -------
Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.

     E.     Counterparts.   This Agreement may be executed in counterparts, each
            ------------
of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     F.     Governing Law.  This Agreement shall be governed and construed in
            -------------
accordance with the laws of the State of Delaware, without regard to any applicable principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America in each case located in the County of New Castle for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section XI.I. shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or of the United States of America in each case located in the

County of New Castle and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

     G.     Specific Performance.  The parties hereto agree that, if any of the
            --------------------
provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     H.     Interpretation.  In the event of an ambiguity or question of intent
            --------------
or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     I.     Notices.  All notices and other communications hereunder shall be in
            -------
writing and shall be deemed given upon receipt if delivered personally, or when sent if mailed by registered or certified mail (return receipt requested) or transmitted by facsimile (with confirmation of transmittal) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          If to the Purchasers:

          Chattem, Inc.
          Signal Investment & Management Co.
          1715 West 38th Street
          Chattanooga, TN  37409
          ATTENTION:  A. Alexander Taylor, II
          Facsimile:  (423) 821-6423
          with a copy to:

          Hugh F. Sharber, Esq.
          Miller & Martin LLP
          1000 Volunteer Building
          Chattanooga, TN  37402
          Facsimile:  (423) 785-8480

          If to Thompson:

          Thompson Medical Company, Inc.
          777 South Flagler Drive
          West Tower, Suite 1500
          West Palm Beach, Florida 33401
          ATTENTION:  President
          Facsimile:  (561) 832-2660

          With a copy to:

          Eliot Lauer, Esq.
          Curtis, Mallet-Prevost, Colt & Mosle
          101 Park Avenue
          New York, New York 10178
          Facsimile:  (212) 697-1559

     J.     No Third Party Rights.  Except as provided in Section VI.D., nothing
            ---------------------
in this Agreement shall be construed to give to any person other than the parties hereto any legal or equitable right, remedy or claim under this Agreement.

     K.     Headings.  Headings in this Agreement are included for ease of
            --------
reference only and shall have no legal effect.

IN WITNESS WHEREOF, parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers.

                                        THOMPSON MEDICAL COMPANY, INC.

                                        By:  /s/ Daniel N. Horwitz
                                           --------------------------------
                                           Name:  Daniel N. Horwitz
                                           Title: President and CEO

                                        CHATTEM, INC.

                                        By:  /s/ A. Alexander Taylor II
                                           ---------------------------------
                                           Name:  A. Alexander Taylor II
                                           Title: President

                                        SIGNAL INVESTMENT & MANAGEMENT CO.

                                        By: /s/ A. Alexander Taylor II
                                           ---------------------------------
                                           Name:  A. Alexander Taylor II
                                           Title: President



                                      48